Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of PowerSecure International, Inc. on Form S-8 of our report dated March 14, 2008 on the consolidated financial statements of PowerSecure International, Inc., our report dated March 4, 2008 on the internal controls over financial reporting of PowerSecure International, Inc., and our report dated March 4, 2008 on the financial statements of Marcum Midstream 1995-2 Business Trust, appearing in the Annual Report on Form 10-K of PowerSecure International, Inc. for the year ended December 31, 2007 also incorporated by reference.
/s/ Hein & Associates LLP
HEIN & ASSOCIATES LLP
Denver, Colorado
June 5, 2008